Exhibit 23

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Kingstone Companies, Inc. on Form S-3 (No. 333-134102 and No. 333-215426) and Form S-8 (No. 333-132898, No. 333-173351, No. 333-191366 and No. 333-207986) of our report dated March 16, 2017, with respect to our audits of the consolidated financial statements of Kingstone Companies, Inc. and Subsidiaries as of December 31, 2016 and 2015 and for the years then ended, which report is included in this Annual Report on Form 10-K of  Kingstone Companies, Inc. for the year ended December 31, 2016.

/s/ Marcum LLP

Marcum llp
Melville, NY

March 16, 2017